EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Airspan Networks, Inc. for the registration of 7,300,000 shares of its common stock and to the incorporation by reference therein of the references to our firm in Item 6. Selected Financial Data and Item 9A. Controls and Procedures and of our reports dated April 27, 2005, with respect to the consolidated financial statements and schedules of Airspan Networks, Inc., Airspan Networks, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Airspan Networks, Inc., included in its Annual Report on Amendment No.1 to the Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

London, England
August 12, 2005